Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 4
DATED OCTOBER 24, 2006
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1, dated August 9, 2006, Supplement #2, dated August 16, 2006, and Supplement #3, dated October 12, 2006.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, and #3 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, and #3.

This prospectus supplement includes the attached Current Reports on Form 8-K, as filed by us with the Securities and Exchange Commission on October 20, 2006 and October 24, 2006.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2006.

UNITEDSTATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2006

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Company as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

25800 Commercentre Dr., Suite 100

Lake Forest, CA  92630

(Address of Principal Executive Offices; Zip Code)

Company’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 7.01  Regulation FD Disclosure.

See press release attached hereto as exhibit 99.1.

The information in Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information will also not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Larry Buffington
Larry Buffington
President and Chief Executive Officer

Date: October 20, 2006

3

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated October 20, 2006

4

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Court Approves Liquidmetal® Technologies Class Action Settlement

LAKE FOREST, Ca. October 20th, 2006-Liquidmetal® Technologies, Inc. (OTCBB: LQMT) announced today that the federal judge presiding over the consolidated class action entitled Primavera Investors v. Liquidmetal Technologies, Inc., et al., which was pending in the United States District Court for the Middle District of Florida, has approved the previously-disclosed settlement of the class action.  In connection with the settlement, Liquidmetal’s directors’ and officers’ liability insurers contributed $7,025,000 to a settlement fund, from which claims of eligible class members will be paid in accordance with a Court-approved plan of allocation.

The consolidated class action arose from a number of lawsuits filed in 2004 under the federal securities laws against Liquidmetal and certain of its former and current directors and officers.  The class action settlement is part of a previously-disclosed agreement to settle the class action and two pending derivative actions, which were also filed in 2004 based upon the same facts and circumstances underlying the class action, for a total of $7.5 million:  $7,025,000 for the consolidated class action, and $475,000 for the two derivative actions. In addition, Liquidmetal will commit to maintain or implement various corporate governance measures in connection with the settlement of the derivative actions. Final documentation and approval of the settlement of the derivative actions remains outstanding.

About Liquidmetal Technologies

Liquidmetal Technologies (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys.  Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys.  Bulk Liquidmetal® alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs.  Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third Revolution™ in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2006

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA  92630

 (Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

As described more particularly in Item 5.02 below, on October 20, 2006, James Kang resigned as director of Liquidmetal Technologies, Inc. (the “Company”).  In connection with such resignation, Mr. Kang has also agreed to resign as an officer and employee of the Company and to terminate his Employment Agreement (dated May 1, 2001, as amended) with the Company.  In consideration of Mr. Kang’s agreement to terminate his Employment Agreement and in lieu of the payment of any severance thereunder, Mr. Kang has entered into a Consulting Agreement with the Company with a term of 3 years.  Under the Consulting Agreement, Mr. Kang will be required to provide advice and assistance to the Company in connection with the development, manufacture, fabrication, marketing, distribution, and sale of amorphous metal alloys during the term of the agreement.  Mr. Kang will be paid a consulting fee of $200,000 per year under the agreement.

Item 5.02.  Departure of Director; Election of Directors.

On October 20, 2006, James Kang resigned as a director of the Company, and Patrick Caruana was elected to the Company’s Board of Directors to fill the vacancy created by Mr. Kang’s resignation.  The resignation of Mr. Kang and election of Mr. Caruana were undertaken in order to increase the proportion of independent directors on the Company’s Board.  Mr. Kang’s resignation was not the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies, or practices.

Mr. Caruana will serve as a Class III Director whose term will expire at the annual stockholder meeting for 2007.  In connection with Mr. Caruana’s election as a director, there was no arrangement or understanding between Mr. Caruana and any other persons pursuant to which Mr. Caruana was elected as a director.

From 2002 through February 2005, Mr. Caruana served as Vice President of Northrop Grumman Space Technology and was the Corporate lead for Missile and Defense business development in the Asia market.  Mr. Caruana served as Vice President and Program Manager for TRW Space & Electronics from August 1999 until the Company was acquired by Northrup Grumman in 2002.  Prior to joining TRW, Mr. Caruana served 36 years in the U.S. Air Force, retiring the grade of Lieutenant General.  Mr. Caruana is a graduate of the U.S. Air Force Academy, where he earned a bachelor’s degree in engineering.  In 1972, Mr. Caruana received a Master of Science degree in Mathematics from Texas A&M University.

2

Item 7.01.  Regulation FD Disclosure.

See press release, dated October 24, 2006, attached hereto as Exhibit 99.1 announcing director changes at the Company.

3

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer

Date: October 24, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, dated October 20, 2006, between Liquidmetal Technologies, Inc. and James Kang.

99.1	Press Release, dated October 24, 2006, announcing director changes at Liquidmetal Technologies, Inc.

4

Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of October 20, 2006 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, Inc., a Delaware corporation (the “Company”), and James Kang, an individual (the “Consultant”).

RECITALS

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company desires to engage the Consultant to provide consulting services to the Company; and

WHEREAS, the Consultant desires to provide consulting services to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.                                       Consulting Engagement.  The Company hereby engages the Consultant to provide consulting services to the Company, and the Consultant hereby accepts such engagement, upon the terms and conditions set forth in this Agreement.  The consulting services to be provided by the Consultant hereunder will be provided on an as-needed basis (as requested by the Company, in its discretion), and such consulting services will consist of the provision of advice, information, and consultation regarding the development, manufacture, fabrication, marketing, distribution, and sale of amorphous metal alloys  (collectively, the “Consulting Services”).  Under this Agreement, Consultant will be required to provide on an as needed basis up to 40 hours per month of Consulting Services, and such Consulting Services will be provided at such times and on such days as shall be determined by Consultant in his reasonable discretion consistent with the timely provision of his services.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), the Consultant shall, without additional compensation, perform the Consulting Services for these entities, during the term of this agreement, to the same extent as for the Company.

2.                                       Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for early termination set forth in Section 5 hereof, the consulting engagement of the Consultant under this Agreement shall commence on the Effective Date and shall continue through December 31, 2009 (the “Consulting Term”).

3.                                       Independent Contractor.  At all times during the Consultant’s engagement, the Consultant will act as an independent contractor. The Consultant will not be considered an employee of the Company for any purpose and will not be entitled to any of the benefits that the Company may provide for its employees.  Moreover, it is expressly agreed by the parties that no agency relationship is, or will be deemed to have been, created by this Agreement, and no party will by reason of this Agreement have the power or authority to bind any other party contractually or otherwise.  The Consultant will be solely responsible for the payment and reporting of any and all federal and state taxes and withholdings due on amounts paid hereunder, and Company will not withhold any amounts for federal, state or local income taxes or taxes, assessments or withholding liabilities, and the Consultant will indemnify and hold Company harmless from and against any costs, damages or liabilities relating to any such taxes, assessments or withholdings.  In addition to the foregoing, nothing set forth in this Agreement shall be construed as creating a partnership or joint venture between the Consultant and the Company.

4.                                       Consulting Fees and Expenses.

(a) Fee.  As compensation for Consultant’s services and in consideration for the Consultant’s covenants contained in this Agreement, the Company shall pay the Consultant a consulting fee of Two Hundred Thousand Dollars ($200,000.00) per annum for the provision of Consulting Services hereunder.  The Consulting Fee shall be payable in equal monthly installments.

(b) Reimbursement of Expenses.  The Consultant shall be reimbursed for standard travel expenses (coach airfare, moderate lodging, standard rental car, etc.), plus other reasonable and customary business expenses incurred by the Consultant and approved by the Company in connection with the performance of Consulting Services hereunder, provided that such reimbursement shall be subject to, and in accordance with, any travel policies, expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.  Such reimbursement of expenses shall not include corporate housing, personal expenses and other “ex-pat” type of expenses.

5.                                       Termination.

(a)                                  Death.  The Consulting Term shall terminate early immediately upon Consultant’s death.  In the event of a termination pursuant to this Section 5(a), the Consultant’s estate shall be entitled to receive any unpaid Consulting Fees owing to Consultant up through and including the date of the Consultant’s death.

(b)                                 Termination By Consultant. Consultant may, prior to the scheduled expiration of the Consulting Term, terminate the Consulting Term at any time without cause and without penalty, provided that at least 30 days’ prior written notice of termination is provided by the Consultant to the Company. In the event of a termination pursuant to this Section 5(b), the Consultant shall be entitled to receive any unpaid Consulting Fees owing to Consultant up through and including the effective date of the termination of the Consulting Term.

(c)                                  Termination By Company With Cause.  The Company may terminate the Consulting Term at any time with Cause.  As used in this Agreement, “Cause” shall include the following: (1) the Consultant’s failure or inability to perform Consultant’s duties under this Agreement; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Consultant’s engagement hereunder, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Consultant of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; or (7) any material breach by the Consultant of this Agreement.  The Company may terminate the Consulting Term for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Consultant provided for by this Agreement as of the effective date of termination, and all payments to the Consultant hereunder shall immediately cease and terminate as of such date, except that Consultant shall be entitled to the Consulting Fee hereunder up to and including the effective date of termination.

(d)                                 Termination Without Cause.  The Company shall have the right to terminate Consultant’s engagement pursuant to this Agreement at any time without Cause.  In the event of a termination of the Consultant’s engagement by the Company pursuant to this paragraph (d), the Consultant shall continue to be entitled to the Consulting Fees to which Consultant would have otherwise been entitled hereunder during the Consulting Term in the absence of such termination.

(e)                                  Survival of Certain Provisions.  The provisions set forth in Sections 6 through 13 of this Agreement shall survive the expiration or termination of the Consulting Term, regardless of the reason for termination and regardless of which party causes the termination.

6.                                       Nonsolicitation and Nondisclosure Covenants.

(a)                                  Rationale for Restrictions.  Consultant acknowledges that the Consulting Services to be provided hereunder are of a special, unique, and extraordinary character, and Consultant’s engagement by the Company places Consultant in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Consultant further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Consultant of Confidential Information (as defined below) relating to the Company and/or Related Entities.  As a consequence, the Consultant agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Consultant make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to engage the Consultant and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)                                 Nonsolicitation Covenants.  As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Consulting Term expires or is terminated.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Consultant agrees that the Consultant will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)                                     directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(ii)                                  directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Consultant to be a customer or client of the Company, whether or not the Consultant had contact with such person or entity during the Consultant’s engagement by the Company;

(iii)                               disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(iv)                              engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

The Consultant acknowledges and agrees that, in light of the unique nature of the Company’s business, the Company will market its products on a worldwide basis and will compete with various companies and businesses across and world.  Accordingly, the Consultant agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests.

(c)                                  Disclosure of Confidential Information.  The Consultant acknowledges that the inventions, innovations, software, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Consultant agrees not to, at any time whatsoever either during or after the Consulting Term, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Consultant or by any person or entity which the Consultant knows (or which the Consultant reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the Florida Uniform Trade Secrets Act and other applicable law.

(d)                                 Prevention of Premature Disclosure of Information.  The Consultant agrees and acknowledges that, because the success of the Company is heavily dependent upon maintaining the secrecy of the Company’s Confidential Information and preventing the premature public disclosure of the Company’s proprietary information and technology, the Consultant agrees to use the Consultant’s best efforts and his highest degree of care, diligence, and prudence to ensure that no Confidential Information prematurely leaks or otherwise prematurely makes its way into the public domain or any public forum, including, without limitation, into any trade publications, internet chat rooms, or other similar forums.  In the event that the Consultant becomes aware of any premature leak of Confidential Information or becomes aware of any circumstances creating a risk of such a leak, the Consultant shall immediately inform the Company of such leak or of such circumstances.

(e)                                  Removal and Return of Proprietary Items.  The Consultant will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Consulting Services at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company.  Upon expiration or termination of the Consulting Term, or upon the request of the Company during the Consulting Term, the Consultant will return to the Company all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(f)                                    Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Consultant recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by the Consultant of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.                                       Work Product.

(a)                                  Definition. For purposes of this Agreement, “Work Product” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Term or during the six (6) month period following the Consulting Term, that relates in any way to amorphous alloys or composite materials containing amorphous alloys (including, but not limited to, the composition, processing, manufacturing properties, or application of amorphous alloys or composites thereof, except that innovations in the preparation of titanium, zirconium, hafnium, vanadium, niobium, tantalum, and any of their alloys with any element(s) by the so-called Fray, FFC, or Cambridge Process are specifically excluded.

(b)                                 Ownership of Work Product.  Consultant agrees and acknowledges that all Work Product will belong exclusively to the Company and that all items of Work Product are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Company all of the Consultant’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Work Product. The Consultant covenants that the Consultant will promptly:

(i)                                     disclose to the Company in writing any Work Product;

(ii)                                  assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Consultant’s right to the Work Product for the United States and all foreign jurisdictions;

(iii)                               execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Work Product in the United States and any foreign jurisdictions;

(iv)                              sign all other papers necessary to carry out the above obligations; and

(v)                                 give testimony and render any other assistance in support of the Company’s rights to any Work Product.

8.                                       Essential and Independent Covenants.  The Consultant’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Consultant against the Company under this Agreement or otherwise will not excuse the Consultant’s breach of any covenant in Section 6 or 7.

9.                                       Representations and Warranties by The Consultant. The Consultant represents and warrants to the Company that the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.

10.                                 Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the Consultant’s engagement by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the engagement of the Consultant which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Consultant and Consultant’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Consultant under this Agreement, being personal, may not be delegated or assigned by the Consultant without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

12.                                 Governing Law; Resolution of Disputes. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court located in Orange County, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

13.                                 Acknowledgment of Termination of Employment Agreement.  Reference is hereby made to that certain Employment Agreement, dated May 1, 2002, between the Company and Consultant, as amended by Amendment No. 1 thereto dated June 28, 2001 and Amendment No. 2 thereto dated September 1, 2003 (the “Employment Agreement”).  Consultant hereby acknowledges and agrees that the Employment Agreement is terminated effective as of the Effective Date and that no further compensation or other payments are due to Consultant pursuant to the Employment Agreement other than accrued but unpaid salary through the Effective Date.

14.                                 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL TECHNOLOGIES

By:	/s/ Larry Buffington
Larry Buffington, President and CEO

Liquidmetal Technologies
25800 Commercentre Drive, Suite 100
Lake Forest, CA 92630
Facsimile Number: (949) 206-8008

CONSULTANT

By:	/s/ James Kang
James Kang, individual

Hyundai Hyperiod
Youngsan-Gu, Hannam-Dong
Seoul, Korea

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Announces Change to Board of Directors

Lake Forest, Ca. October 24th, 2006— Liquidmetal® Technologies Inc. (LQMT.OB) today announced the addition of  retired General Patrick P. Caruana to the Liquidmetal Technologies’ board of directors. Caruana, a retired United States Air Force General and a recently retired vice president for Northrop Grumman Space Technology, a 29 billion dollar global defense enterprise, replaces Liquidmetal Technologies company founder James Kang, resulting in the creation of a board that has a majority of independent members.

New board member Caruana is a 36 year veteran of the U.S. Air Force retiring as a Lieutenant General. During that time he served in a full range of leadership and staff positions, including an air campaign planner and commander during the first Gulf War, directing the combat operations of twelve aircraft wings in six nations and the Indian Ocean. Mr. Caruana was also responsible for the oversight of several large development and procurement programs while supporting the Office of the Assistant Secretary of the Air Force for Acquisition at the Pentagon. He completed his military service in a capacity responsible for all of the space and missile operations of the U.S. Air Force at Air Force Space Command, in Colorado Springs, Colorado. A graduate of the U.S. Air Force Academy where he earned a Bachelor’s degree in engineering, Caruana received a Master of Science degree in mathematics from Texas A&M University. Mr. Caruana is the former Northrop Grumman Corporate lead for Missile and space Defense business development in the Asia market, and he is currently a consultant with Northrop Grumman Space Technology.

Chairman, John Kang, stated, “We are excited to have General Caruana join our board. His experience and knowledge of the military as well as his wisdom in running a large organization will be a tremendous asset for the company. With the recent addition of new company President and CEO Larry Buffington, who has a history of growing companies, and General Caruana’s addition to the board, Liquidmetal is well positioned for the next  phase.

The resignation on the part of James Kang now aligns the Liquidmetal Technologies board of directors with four independent members, Dean Tanella, Bobb Biehl, CK Cho and Patrick Caruana, and two inside board members, John Kang and Professor William Johnson, the creator of the Liquidmetal alloy. James

Kang will provide consulting services to the Company as he advises the management on the future of the technology and manufacturing.

About Liquidmetal Technologies

Liquidmetal Technologies (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys.  Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys.  Bulk Liquidmetal® alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs.  Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third Revolution™ in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions.  Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements.  These risks and uncertainties may include:  our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings).  Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.